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                                    PAGE 133

                         WASHINGTON NATURAL GAS COMPANY

            Statement of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements
                                (000's omitted)


                                              Fiscal Year Ended September 30
                                     ------------------------------------------------
                                       1990      1991     1992      1993       1994
                                     -------   -------   -------   -------   --------
1.  Net Income (Loss)                $18,762   $29,409   $12,231   $21,771   $ (8,243)
2.  Add:
      Federal income taxes             6,995    14,000     4,902     9,446     (5,991)
                                     -------   -------   -------   -------   --------
3.  Adjusted net income (loss)
     from continuing operations       25,757    43,409    17,133    31,217    (14,234)
    Add Fixed Charges:
      Interest on funded and
       unfunded debt
       (not capitalized)              20,424    24,425    26,249    26,381     29,276
      Amortization of debt discount      149       169       299       361        392
      Rental for leased properties     1,287     1,353     1,498     1,507      1,122
                                     -------   -------   -------   -------   --------
4.  Net Earnings Available for
     Fixed Charges                    47,617    69,356    45,179    59,466     16,556

5.  Fixed Charges:
      Interest on funded and
       unfunded debt                  20,424    24,425    26,249    26,381     29,276
      Amortization of debt discount      149       169       299       361        392
      Rental for leased properties     1,287     1,353     1,498     1,507      1,122
      Preferred dividends (pre-tax
       equivalent)                     4,271     4,238     4,215     4,185      6,122
                                     -------   -------   -------   -------   --------
6.    Total fixed charges            $26,131   $30,185   $32,261   $32,434   $ 36,912
                                     -------   -------   -------   -------   --------
7.    Ratio of earnings to fixed
       charges (4 divided by 6)         1.82      2.30      1.40      1.83       0.45(1)
                                     =======   =======   =======   =======   ========

(1) For the year ended September 30, 1994, earnings are inadequate to cover fixed charges by $20,356,000.